(LOGO) OPTION ONE
MORTGAGE CORPORATION

July 3, 2000

Norwest Bank Minnesota, National Association
Sixth and Marquette
Minneapolis, Minnesota 55479
Attention: Option One Series 1999-2
Inv#617

Norwest Bank Minnesota, National Association
11000 Broken Land Parkway
Columbia, Maryland 21044-3562
Attention: Kimberly Wiggins Option One Mortgage Loan Trust Series 1999-2

Norwest Funding
3601 Minnesota Drive
Suite 200
Bloomington, Mn. 55435
Attention: Joan Merrill

Financial Security Assurance Inc.
350 Park Avenue
New York, New York  10022
Attention: Surveillance Department

Moody's Investors Services
99 Church Street
New York, New York  10007
Attention: The Mortgage Monitoring Department

Standard & Poor's, a division of the McGraw Hill Companies
25 Broadway, 15th Floor
New York, New York  10004
Attention: Residential Mortgage Group


CORPORATE OFFICES * 3 ADA * IRVINE * CALIFORNIA 92618 * P.O.BOX 57038 * IRVINE CALIFORNIA 92619-7038 * PHONE 949.790.8100 * FAXLINE 949.790.8392


Pursuant to Section 3.20 of the Pooling and Servicing Agreement, dated and effective as of April 1, 1999, (the "Agreement") among Option One Mortgage Corporation, as Depositor and Master Servicer, and Norwest Bank Minnesota, National Association, as Trustee, I certify that:

1. A review of the activities of the Servicer during the fiscal year ended April 28, 2000, and of performance under the aforementioned agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement during the fiscal year ended April 28, 2000, subject to any matters noted in the servicing report provided under
   Section 3.21 of the Agreement.


William L. O'Neill
Senior Vice President\ Chief Financial Officer
Option One Mortgage Corporation